Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2008 (the “Effective Date”) by and between Cano Petroleum, Inc., a Delaware corporation (the “Company”), and Morris B. Smith (“Consultant”).  The Company and Consultant are referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Consultant has agreed to undertake certain duties and responsibilities and to perform certain consulting services for the period beginning on the Effective Date and ending September 30, 2009, all as more fully described in this Agreement; and

WHEREAS, the Company desires to engage Consultant to undertake certain duties and responsibilities and to perform certain consulting services, all as more fully described in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises and the provisions hereof and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Position and Services.

a.             Consulting Services.  During the period commencing on the Effective Date and ending on September 30, 2009 (the “Consulting Period”), subject to the terms of this Agreement (including the extension and early termination provisions set for in Section 3.a. below), the Company agrees to retain Consultant and Consultant agrees to serve, as a consultant to the Company for the purpose of providing advice and offering other assistance to the Company’s Chief Executive Officer (“CEO”), consistent with the resources of Consultant, on matters as the CEO reasonably requests (the “Consulting Services”).  The Company has agreed to retain Consultant as a consultant in reliance on the special and unique abilities of Consultant in rendering the Consulting Services and Consultant will use Consultant’s reasonable efforts, skills, judgment and abilities in rendering the Consulting Services.  Consultant shall perform the Consulting Services in a diligent, trustworthy, and businesslike manner, with the purpose of advancing the business of the Company.  Consultant’s duties during the Consulting Period shall require Consultant to perform Consulting Services for the Company at least fifteen (15) hours per month.  Consultant shall not perform non-Company related tasks on the Company’s property.

b.             Nature of Relationship Between Parties.  During the Consulting Period, Consultant shall render the Consulting Services in this Agreement as an independent contractor.  Except as otherwise agreed by the Company, Consultant will have no authority or power to bind the Company regarding third parties or to represent to third parties that Consultant has authority or power to bind the Company.  It is not the intention of the Parties to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between Consultant and the Company or any of its affiliates or, except as specifically provided herein, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them for the duration of the Consulting Period.  As an independent contractor, Consultant will not be eligible for any Company-provided benefits, including, without limitation, medical, retirement, short term disability and long term disability.

2.                                      Consideration.

a.                                       Consulting Fee.  During the Consulting Period, the Company shall pay Consultant a monthly consulting fee of: (a) three thousand dollars ($3,000) for up to the first fifteen (15) hours of service rendered by Consultant during such month; and (b) two hundred dollars ($200) for each hour of service above fifteen (15) hours of service provided by Consultant during such month (the “Consulting Fees”), which shall be payable in accordance with the following schedule:

i.              For the period beginning on the Effective Date and ending on March 15, 2009, the Consulting Fees shall be payable in bi-weekly installment payments in accordance with the Company’s payroll practices;

ii.             For the period beginning on March 16, 2009 and ending on April 1, 2009, the Consulting Fees shall be payable in one lump sum payment on April 2, 2009; and

iii.            For all periods during the Consulting Period after April 1, 2009, the Consulting Fees shall be payable in bi-weekly installment payments in accordance with the Company’s payroll practices.

Each payment made pursuant to this Section 2.a. shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of clarity, any amounts earned during the period beginning on March 16, 2009 and ending on the last day of the sixth month following the Effective Date shall not be paid until the first day of the seventh month following the Effective Date.

b.             Payments.  The consideration described in this Section 2 shall be the sole compensation to which Consultant shall be entitled for performance of the Consulting Services.

c.             Reimbursement of Expenses. Consultant shall be entitled to receive reimbursement for all reasonable expenses incurred by Consultant in performing his duties and responsibilities under this Agreement, consistent with the Company’s policies or practices for reimbursement of expenses incurred by its independent contractors.

d.             Payment of Taxes.  With respect to the Consulting Services, Consultant agrees to be solely responsible for withholding taxes or necessary payments to any taxing authority based on the Company’s payment of the consideration for the Consulting Services under this Agreement.  Consultant further agrees not to seek or make any claim against the Company, its subsidiaries or any of their directors or employees for compensation, damages, costs, interest, fees, assessments, withholdings, penalties or other losses, should a claim or determination be made that Consultant has failed to withhold or make the payments contemplated by the preceding sentence.  The withholdings referenced in this Section 2.d. include, without limitation, Federal and State income taxes, FICA, and Medicare.

e.             Facilities.  During the Consulting Period, the Company will furnish Consultant with office space, equipment, supplies, and such other facilities and personnel as the Company deems necessary or appropriate for the performance of the Consulting Services.

f.              2005 LTIP Benefits.  Exhibit A, attached hereto and incorporated herein, sets forth as of September 30, 2008, all outstanding and unvested awards of restricted stock (the “Restricted Stock Awards”) previously granted to Consultant under the Cano Petroleum, Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”).  The Parties both acknowledge and agree that, other than the Restricted Stock Awards, as of the Effective Date, there are no other outstanding and unvested awards that were previously granted to Consultant.  As additional consideration for Consultant’s agreement to perform the Consulting Services, on September 30, 2008, the Company’s Compensation Committee vested certain shares subject to the Restricted Stock Awards, as shown on Exhibit A.  With respect to Restricted Stock Awards, the Parties further agree and acknowledge that Consultant’s performance of the Consulting Services shall not be sufficient to prevent a “Termination of Service” (as defined in the 2005 LTIP) for purposes of such awards, and, except to the extent otherwise provided in this Section 2.f., the Parties agree that all unvested shares subject to the Restricted Stock Awards terminated and were forfeited as of the date Consultant ceased providing services to the Company as an employee.

3.                                      Termination.

a.             Termination.  Except as otherwise provided in this Section 3.a., this Agreement shall be effective for the Consulting Period described in Section 1.a. above, provided, however, that the Consulting Period shall be automatically extended for successive one-year terms unless and until terminated (upon the earliest of the following): (a) by the death or Disability (defined below) of Consultant, in which case the Consulting Period and this Agreement shall terminate immediately; or (b) by any party hereto for any reason, pursuant to a written notice provided by such party to the other party at least thirty (30) days prior to the date of termination, in which case this Agreement, and the Consulting Period shall terminate as of the date of termination provided in such written notice.  Upon termination of the Consulting Period, the Company will have no obligation whatsoever to Consultant, except for the payment of accrued but unpaid Consulting Fees for Consulting Services rendered prior to the termination date.  For purposes hereof, “Disability” shall mean the inability, as determined in good faith by the Company, of Consultant to provide the Consulting Services as a result of any illness or physical, mental, or emotional incapacity or limitation that continues for at least thirty (30) consecutive days or exists for at least thirty (30) aggregate days during any consecutive twelve (12) month period.

b.             Survival.  The provisions of Section 4 and Section 5 of this Agreement shall survive termination or expiration of this Agreement.  In addition, all provisions of this Agreement that expressly continue to operate after the Agreement’s termination shall survive the Agreement’s termination or expiration in accordance with the terms of such provisions.

4.                                      Confidentiality.  Consultant shall not, during the Consulting Period or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, nor solicit, allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization of the Company, any information regarding the business affairs of the Company, strategies and plans, business information, financial information, personnel information or any other confidential or non-public information regarding the Company, except as:  (1) required for Consultant’s work for the Company; (2) required by law; or (3) directed and authorized in writing by the Company.  Consultant agrees to keep the terms of the Consulting Agreement confidential.

5.                                      Non-disparagement.  During the Consulting Period and any time thereafter, in consideration for the obligations of the Company to Consultant hereunder, neither Consultant nor any affiliate, associate, partner, or agent of Consultant shall orally or in writing disparage, denigrate, or comment negatively upon the Company (including any subsidiary of the Company) or any director, officer, employee, agent, or representatives of the Company to or in the presence of any Person, except as required by a valid subpoena or other Order (as defined below) (but only as and to the extent actually required as determined in good faith by legal counsel to Consultant); provided, however, that, if Consultant receives any subpoena or other Order, Consultant shall (if possible) provide the Company with a copy of such subpoena or other Order at least five (5) business days prior to the date on which Consultant shall be required to make the disclosure(s).  Consultant acknowledges that in executing this Agreement, Consultant has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish disparaging information concerning or related to the Company.  Consultant also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to knowingly and voluntarily consent to its terms. For purposes hereof, “Order” shall mean any order, including, without limitation, any permanent or temporary restraining order, award, decision, injunction, writ, judgment, settlement, ruling, subpoena, decree, or verdict entered, issued, made, or rendered by any governmental authority.

6.             Remedies.  Consultant acknowledges that the protections and restrictions in this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of this Agreement would result in irreparable injury to the Company for which there is no adequate remedy at law.  In the event of a breach or a threatened breach by Consultant of any provision in this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Consultant from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, equitable relief, attorneys’ fees, and costs.

7.             Consultant’s Representations.  Consultant represents and warrants to the Company that the execution and delivery by Consultant of this Agreement do not, and the performance by Consultant of Consultant’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental authority applicable to Consultant, or (b) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Consultant is a party or by which Consultant is or may be bound.

8.             Indemnity of Company.  Company hereby indemnifies and agrees to hold harmless Consultant and his heirs and assigns (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature as a result of a Claim of a third party (collectively, the “Third Party Claims”), which may be imposed on, incurred by or asserted against any Indemnified Person arising in connection with the subject matter hereof (including, without limitation, the defense of any Indemnified Person’s actions and/or inactions in connection with the subject matter hereof), unless such Third Party Claims were the result of the gross negligence or willful conduct of the Consultant.

9.             Indemnity of Consultant.  Consultant hereby indemnifies and agrees to hold harmless the Company and its officers, directors, employees, agents and representatives (each an “Indemnified Person”) from and against all Third Party Claims which may be imposed on, incurred by or asserted against any Indemnified Person arising in connection with the subject matter hereof, which is solely attributable to the gross negligence and/or willful conduct of the Consultant.

10.          Choice of Law.  This Agreement has been executed and delivered in and shall be interpreted, construed and enforced pursuant to and in accordance with the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

11.          Waiver.  The forbearance or failure to pursue any legal or equitable remedy or right available to any party hereto upon default under, or upon a breach of, this Agreement shall not constitute waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of a subsequent default or breach.

12.          Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality and unenforceability of the remaining provisions of this Agreement (including without limitation, all portions of any sections containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable), shall not in any way be affected or impaired thereby, and (b) such provision or provisions held to be invalid, illegal or unenforceable shall be limited or modified in its or their application to the minimum extent necessary to avoid such invalidity, illegality or unenforceability, and, as so limited or modified, such provision or provisions and the balance of this Agreement shall be enforceable in accordance with their terms.

13.          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.          Counterparts.  This Agreement and amendments thereto shall be in writing and may be executed in counterparts.  Each such counterpart shall be deemed an original, but both counterparts together shall constitute one and the same instrument.

15.          Further Assurances.  Each party hereto shall execute and deliver such documents, and take all such other actions, as may be reasonably required or reasonably requested by any other party hereto to effect this Agreement and each transaction contemplated hereby.

16.          Entire Agreement; Modification.  This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede all other prior agreements, arrangements, and understandings with respect to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto with respect to the subject matter hereof which is not embodied in this Agreement and no party hereto shall be bound by or liable for any such alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not set forth herein with respect to the subject matter hereof.  This Agreement may only be amended or otherwise modified by written instrument duly executed by each party hereto.

17.          Binding Effect; Assignment; No Third Party Beneficiary.  This Agreement shall inure to the benefit of, and be binding upon, each party hereto and each heir, executor, administrator, legal representative, and permitted assignee of such party.  Except as otherwise provided hereby, this Agreement, and the rights and obligations created hereunder, may not be transferred or assigned by any party hereto without the prior consent of each other party hereto.  The Company may assign this Agreement upon written notice to Consultant, provided that the assignee assumes all of the obligations of the Company under this Agreement.  Except as otherwise expressly provided hereby, there shall be no third party beneficiary of this Agreement and this Agreement shall not inure to the benefit of, be enforceable by, or create any right or cause of action in any Person other than the parties hereto and their heirs, executors, administrators, legal representatives, successors, and permitted assigns.  Neither the availability of, nor any limit on, any remedy hereunder shall limit the remedies of any party hereto against third parties.

18.          Code Section 409A; Delay of Payments.  The terms of this Agreement have been designed to comply with the requirements of Section 409A of the Code, where applicable, and shall be interpreted and administered in a manner consistent with such intent.  If deferral of any amounts payable under this Agreement is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then (a) the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one (1) day following the Effective Date at which time any such delayed amounts will be paid to Consultant in a single lump sum, and (b) if any other payments of money or other benefits due to Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code.

19.          Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or Consultant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.	Notice to the Company shall be addressed and delivered as follows:

Cano Petroleum, Inc.
801 Cherry Street
Unit 25, Suite 3200
Fort Worth, TX 76102
Attn: General Counsel
Facsimile: (817) 698-0796

b.	Notice to Consultant shall be addressed and delivered as set forth on the signature page.

* * * * * * * * * * *

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed, delivered, and effective as of the date first written above.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman and Chief Executive Officer

CONSULTANT:

By:	/s/ Morris B. Smith
Name:	Morris B. Smith

Address:

EXHIBIT A

Grant Date	Original Grant Vesting Date	Number of Shares Unvested as of 9/29/2008	Vesting Period (Months)	Earned Through 9/30/2008 (Months)	Total Shares Vested as of 9/30/2008
6/1/06	5/30/09	20,000	36	28	15,556
7/2/07	7/2/09	38,333	24	15	23,958
7/2/07	7/2/10	38,334	36	15	15,973
5/12/08	5/12/09	40,000	12	5	16,667
5/12/08	5/12/10	40,000	24	5	8,333
5/12/08	5/12/11	40,000	36	5	5,556
TOTAL		216,667			86,043